Exhibit 3.1a

SEAL	DEAN HELLER Secretary of State 206 North Carson Street Carson City, Nevada 89701-4299 (775) 684-5708 Website: secretaryofstate.biz	Entity # E0388892006-2 Document Number: 20060723060-86 Date Filed: 11/8/2006 3:56:11 PM In the office of /s/ Dean Heller Dean Heller Secretary of State

Certificate to Accompany Restated Articles (PURSUANT TO NRS )

	USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles of Incorporation

(Pursuant to NRS 78.403, 82.371, 86.221, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts

1.  Name of Nevada entity as last recorded in this office:

JPG Associates, Inc.

2.  The articles are being ☐ Restated or ☐ Amended and Restated (check only one). Please entitle your attached articles “Restated” or “Amended and Restated,” accordingly.

3.  Indicate what changes have been made by checking the appropriate box.*

☐

No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on _________. The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐

The entity name has been amended.

☐

The resident agent has been changed (attach Certificate of Acceptance from new resident agent)

☐

The purpose of the entity has been amended

☐

The authorized shares have been amended

☐

The directors, managers or general partners have been amended

☐

IRS tax language has been added

☒

Articles have been added.

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Articles have been deleted.

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Other. The articles or certificate have been amended as follows (provide article numbers, if available):

Article 3 of Articles of Incorporation is now Article IX and has been amended.

*This form is to accompany Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles or certificates

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM Restated 2007

Revised on: 1/01/07

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

JPG ASSOCIATES, INC.

KNOW ALL BY THESE PRESENTS:

That the undersigned does hereby associate themselves, desiring to be incorporated as a corporation in accordance with the laws of the State of Nevada and hereby certify and adopt the following Articles of Incorporation, the terms whereof have been agreed upon to be equally obligatory upon the party signing this instrument and all others who may from time to time hereinafter become members of this corporation and who may hold stock therein.

The Board of Directors of JPG Associates, Inc. on October 26, 2006 hereby approves the following Amended and Restated Articles of Incorporation and thereafter on that same date was approved by all stockholders of JPG Associates, Inc.

ARTICLE VIII

The nature and purpose of this business shall be to conduct any lawful activity as governed by the laws of the State of Nevada.

ARTICLE IX

(a)

The Corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value
Common	74,000,000	$.001
Preferred	1,000,000	$.001

(b)

The designations and the powers, preferences and rights, and the qualifications and restrictions thereof are as follows:

(1)

The Preferred Shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series, the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular series; the voting powers for the particular series, the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the corporation, with any provisions for the subsequent adjustment of such conversion rights; and to classify or reclassify any un-issued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

(2)

All the Preferred shares of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all Preferred shares shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board as hereinabove provided or as fixed herein.

(c)

No holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporations which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporations which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities, or obligations of the Corporation, whether now or hereafter authorized or created may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

(d)

The capital stock of this corporation shall be non-assessable and shall not be subject to assessment to pay the debts of the corporation. Shares are issued without cumulative voting rights and without any preemptive rights.

ARTICLE X

Members of the governing Board shall be known and styled as “Directors” and the number thereof shall be one (1) and may be increased or decreased from time to time pursuant to the By-Laws.

The name and address of the first Board of Directors is as follows:

John P Greeley

846 Glendale Road

Wilbraham, MA 01095

The officers of the corporation shall be a President, Vice President, Secretary, and Treasurer. The Corporation may have such additional officers as may be determined from time to time in accordance with the By-Laws. The officers shall have the powers, perform the duties, and be appointed as may be determined in accordance with the By-Laws and laws of the State of Nevada.

Any person may hold two (2) or more offices in said corporation.

ARTICLE XI

The Corporation shall have perpetual succession by its corporate name and shall have all the powers herein enumerated or implied herefrom and the powers now provided or which may hereinafter be provided by law for corporations in the State of Nevada.

ARTICLE XII

No stockholder shall be liable for the debts of the Corporation beyond the amount which may be due or unpaid upon any share or shares of stock of said corporation owned by that person.

ARTICLE XIII

Each shareholder entitled to vote at any election for directors shall have the right to vote, in person or by proxy, the number of share owned by such shareholder for each director to be elected. Shareholders shall not be entitled to cumulate their votes.

The Directors shall have the powers to make and alter the By-Laws of the Corporation. By-Laws made by the Board of Directors under the powers so conferred may be altered, amended, or repealed by the Board of Directors or by the stockholders at any meeting called and held for that purpose.

ARTICLE XIV

The Corporation specifically elects not to be governed by NRS 78.411 to NRS 78.444 inclusive and successor statutory provisions.

ARTICLE XV

The Corporation shall indemnify all directors, officers, employees, and agents to the fullest extent permitted by Nevada law as provided within NRS 78.751 or any other law then in effect or as it may hereafter be amended. The corporation shall indemnify each present and future director, officer, employee, or agent of the corporation who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed, or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including but not limited to attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors and officers incurred in defending a civil or criminal action, suit, or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding if and only if the director or officer undertakes to repay said expenses to the corporation if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

The indemnification and advancement of expenses may not be made to or on behalf of any director or officer if a final adjudication establishes that the director's of officer's acts or omission involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.

IN WITNESS WHEREOF, the Amended and Restated Articles of Incorporation has been subscribed this 26 day of October, 2006 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/ John P Greeley____

John P Greeley

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